Exhibit 99.1

                                                   LMI Aerospace, Inc.
                                                   Post Office Box 900
                                                   St. Charles, Missouri 63302


For more information,
Contact Ed Dickinson, 636/916-2150

FOR IMMEDIATE RELEASE


              LMI AEROSPACE REPORTS SALES INCREASE OF 38.7 PERCENT
                AND EARNINGS PER SHARE OF $0.12 IN SECOND QUARTER


         St. Louis, August 7, 2001 - LMI Aerospace, Inc. (NASDAQ/NMS:LMIA) announced today that second-quarter 2001 sales were $19.1 million, an increase of 38.7 percent over the same quarter in 2000. Net income of $943,000, or $0.12 per diluted share, contrasted sharply with a net loss of $214,000 or $0.03 per diluted share in the same quarter of 2000.

         "The income reported for the second quarter continues the turnaround which began in the fourth quarter of 2000," said Ronald S. Saks, president and chief executive officer of LMI. "These results are in line with estimates we issued on May 31. We expect continued improvement over last year's performance in the remaining quarters of 2001," Saks said.

         Gross profit for the quarter was $4.2 million or 21.9 percent of net sales, a significant increase over $1.9 million and 13.5 percent respectively, in the second quarter of 2000. The sharp increase in gross margin resulted primarily from improved labor efficiency, increased sales volume of $5.3 million and the inclusion of the operating results of Tempco Engineering, acquired as of April 1, 2001.

         Net sales of Tempco were $3.4 million in the 2001 quarter, and net sales increases of Boeing and Lockheed products accounted for an additional $2.0 million in sales for the LMI aerospace divisions.

 Add One - LMI Aerospace

         Selling, general, and administrative expenses (SG&A) were approximately $300,000 higher than in the year-ago quarter, largely from recurring expenses of the Tempco division.

         Backlog as of June 30, 2001, was approximately $56.6 million, up from $39.3 million as of the end of the second quarter 2000. Included in backlog at June 30, 2001 is $10.9 million attributable to Tempco Engineering.

         LMI previously reported that sales for the second half of the year would be reduced by $5 million because of the expiration of a contract to produce leading-edge components on the Boeing 737NG. Approximately $4 million of that contract was extended in May 2001 through December 31, 2001. Recent awards by Bombardier and Lockheed, as well as continuation of the 737NG contract and Boeing spares work should result in an overall increase of 15 to 20 percent in annual revenue for the year 2001 in our aerospace and commercial sheet metal divisions.

         In addition, the last two quarters of 2001 should be positively affected by the previously reported acquisition of Tempco Engineering. Full year 2001 sales for the company as a whole are now estimated to be $75 million to $79 million. LMI's concentration of sales to commercial aircraft builders is projected to decrease to 37 percent annually in 2002 from an estimated 48 percent in 2001.

         LMI has also begun production of commercial sheet metal products during the second quarter of 2001 using its existing manufacturing capabilities.

         On Thursday, August 9, 2001, LMI will record a Webcast to provide an updated outlook for the balance of 2001 and preliminary estimates for 2002 as a result of continuing strong orders received since June 30, 2001. A recording of the Webcast will be available for 90 days on the company's website at www.lmiaerospace.com.

         LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The Company operates six manufacturing facilities that fabricate, finish and integrate close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, and for laser equipment used in the semi conductor and medical industries. Its products include leading edge wing slats and lens assemblies; cockpit window frame assemblies; fuselage skins and supports; passenger and cargo door frames and supports; and excimer laser components. The Company celebrated its 50th anniversary in 1998.



Special Note

         This press release includes forward-looking statements related to the Company's outlook in 2001 that are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of the company. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in the company's filings with the Securities and Exchange Commission.

                               - Table attached -




                                                          LMI Aerospace, Inc.
                                            Condensed Consolidated Statements of Operations
                                             (Amounts in thousands, except per share data)
                                                              (Unaudited)

                                           For the Three Months                        For the Six Months
                                               Ended June 30                              Ended June 30
                                          2001                 2000                  2001                2000



Net sales                            $      19,105         $     13,774       $     35,154         $     28,295
Cost of sales                               14,929               11,916             27,274               24,206
Gross profit                                 4,176                1,858              7,880                4,089
Selling, general, and
    administrative
    expenses                                 2,464                2,169              4,807                4,705
Income (loss) from
    operations                               1,712                 (311)             3,073                 (615)

Interest income
    (expense)/other                           (261)                 (19)              (265)                  (2)

Income (loss) before
    income taxes                             1,451                 (330)             2,808                 (617)
Provision for (benefit
    from) income taxes                         508                 (116)               983                 (216)
Income (loss) before
    cumulative effect of
    change in accounting
    principle                                  943                 (214)             1,825                 (401)
Cumulative effect of
    change in accounting
    principle net of income
    tax benefit of $88                         ---                  ---                ---                 (164)
Net income (loss)                    $         943         $       (214)      $      1,825         $       (565)

Amounts per common share:
Income (loss) before
    cumulative effect of
    change in accounting
    principle                        $         .12         $     (0.03)       $        .23         $      (0.05)
Cumulative effect of
    change in accounting
    principle                                  ---                   ---              ---          $      (0.02)
Net income (loss) per
    common share                     $         .12         $     (0.03)       $        .23         $      (0.07)
Net income (loss) per
    common share -
    assuming dilution                $         .12         $     (0.03)       $        .22         $      (0.07)
Weighted average
    common shares
    outstanding                          8,070,200            8,203,395          8,075,555            8,205,932
Weighted average
    dilutive stock
    options outstanding                    120,534              116,181             57,362              122,507
